Exhibit 99.1

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Contact:    Nancy Gray

Chief Financial Officer

714.438.2500

Barbara Palermo

Executive Vice President & Investor Relations

NEWS RELEASE

Pacific Mercantile Bancorp First Quarter Revenues Rise 72% as Assets Grow 104%

First Quarter Net Income Increases to $715,000 or $0.11 per share

COSTA MESA, Calif., April 30, 2003 (BUSINESS WIRE) -- Pacific Mercantile Bancorp (“the Company”) (Nasdaq: PMBC) today reported that continued expansion of its traditional banking franchise, growth in its Internet and commercial banking business, and a strong real estate finance market contributed to a 72% increase in first quarter revenues (net interest income plus other income) and a 496% increase in net income over the like quarter a year ago. Additionally, at March 31, 2003, total assets were 104% higher than on the same date last year.

Pacific Mercantile’s first quarter 2003 net income grew to $715,000, or $0.11 per fully diluted share, compared to $120,000 or $0.02 per fully diluted share, during the same quarter of 2002.

Net interest income increased by $1,127,000 or 47% to $3,503,000 and total revenues (net interest income plus other income) increased 72% to $5,866,000 in the quarter ended March 31, 2003, compared to $2,376,000 and $3,411,000, respectively, in the same quarter of 2002.

First quarter operating income (non-interest income only), boosted by growth in mortgage banking and gains on sale of securities, increased by 128% to $2,363,000 from $1,035,000 in the first quarter a year ago.

“Our plan is to continue to build a strong and diversified client base. Accordingly, our thrust during the remainder of the year is to deepen and expand our customer relationships over our complete financial product line, which includes Internet banking, and online and in-person securities brokerage services offered by our subsidiary, PMB Securities Corp,” said Raymond E. Dellerba, President and CEO. “At the same time, we will continue our focus on increasing our core deposits and developing core customer relationships, which has contributed significantly to the growth we achieved during the past year,” added Mr. Dellerba.

Business Banking

Pacific Mercantile Bank now has over $600,000,000 in assets and is positioned to further broaden its loan portfolio by expansion into new market segments. Our present financial center locations provide us with entrees into a wider Southern California client base, whose need for commercial loans can readily be satisfied by our strong capital position.

Internet Banking

We continue to grow our Internet Bank, which is tailored to the small to medium size business sector. Of particular advantage to our clients is our Internet Cash Management suite of online services, specifically designed for our commercial customers to easily and efficiently meet their financial management requirements. The tools in this suite range from bill payment to electronic payment of taxes. The real power of Cash Management lies in its ability to offer multiple payment methods.

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PMBC

April 30, 2003

Mortgage Banking

The mortgage lending business remained a strong contributor in the first quarter of 2003, generating $1,579,000 in revenues, up 87% from the first quarter a year ago. Pacific Mercantile’s mortgage bankers originated approximately $228,000,000 in loans, an increase of 58% from the same quarter last year.

“Mortgage lending growth in originations and income has been driven by our continued relationship development with consumers and the loan brokerage community and has also been assisted by the continued low interest rate environment. We intend to stay adaptable to meet the future dynamic interest rate environment and proactively make any necessary changes to continue the growth and profitable potential of our mortgage banking operations,” commented Gary Braunstein, EVP, Mortgage Division.

Results of Operations

Net interest income after the provision for loan losses, a primary measure of bank profitability, increased 34% to $3,128,000 in the first quarter of 2003, compared to $2,326,000 in the first quarter a year ago.

Pacific Mercantile’s net interest margin was 2.56% in the first quarter ended March 31, 2003, compared with 3.65% in the first quarter of 2002. Margins continued to decline primarily driven by the impact of the prime lending rate decrease in the fourth quarter 2002 as a result of an interest rate reduction by the Federal Reserve Board.

Operating expenses increased 37% to $4,337,000 in the first quarter of 2003 due primarily to financial center expansion and related increases in staffing at the offices established during 2002 and to compensation related to the expansion of mortgage lending activities. However, despite that increase, our efficiency ratio (operating expenses as a percentage of total revenues) improved to 74% in the first quarter of 2003 from 93% in the same quarter of 2002, indicating a maturing of and increased business growth at our financial centers that has helped us to generate more revenue per employee than we did in 2002.

Balance Sheet Growth and Asset Quality

Net loans at March 31, 2003, increased 53% to $279,777,000 from $183,078,000 at March 31, 2002. Investment securities, including stock, at March 31, 2003, grew to $232,606,000 from $16,889,000 at March 31, 2002. The increases in net loans and investment securities contributed to a 104% increase in total assets to $619,919,000 at March 31, 2003, compared with $303,592,000 one year earlier. Deposits also increased significantly, growing 88% to $470,579,000 from $250,367,000 at March 31, 2002. Non-interest bearing deposits increased 30% to $120,768,000 at March 31, 2003, and represent 26% of total deposits.

Asset quality remains exemplary. At March 31, 2003, we had only $3,000 of non-performing loans, and $3,000 of loans 90 days or more delinquent or restructured.

“The Bank has been selective in the loans it funds, rather than pursue loan growth for the sake of growth,” said Nancy Gray, CFO. “The focus of the Bank continues to be strong underwriting of loans as evidenced by loan charge-offs of only $3,000 in the first quarter of 2003 and $23,000 in the Bank’s four-year history.”

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent of Pacific Mercantile Bank, which opened for business March 1, 1999, and of PMB Securities Corp, which commenced operations in June 2002.

The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its unique “click-to-mortar” combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services. Additionally, the Bank provides electronic clearing and processing for credit cards, checking accounts, collections and other information processing services to its clients.

The Bank operates three Orange County financial centers located in Newport Beach, Costa Mesa and San Clemente, one Los Angeles County financial center in Beverly Hills, one San Diego County financial center in La Jolla, and a Loan Production Office in La Habra, which the Bank is converting into a full service financial center, set to open in the spring of 2003. In addition to

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PMBC

April 30, 2003

the Bank’s physical locations, it offers comprehensive banking services over its Internet financial center, which is accessible worldwide, and has attracted customers throughout California and in other Western states.

PMB Securities Corp is an SEC registered securities broker-dealer and member of the National Association of Securities Dealers, Inc. that is engaged in the retail securities brokerage business. PMB Securities Corp is located at 450 Newport Center Drive, Suite 110, Newport Beach, next to the Bank’s original location. “PMB Securities Corp looks forward to a year of opportunity for the firm, and, most importantly, our clients. We are now in a position to offer clients a full array of investment products including Tax Free Income, Fixed Income and Equity opportunities to accomplish the implementation of their investment plans,” said Jim Miller, its President and CEO.

Forward-Looking Statements

Statements in the news release that are not historical facts or which refer to the Company’s expectations or beliefs constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements regarding the Company’s future performance or financial condition are based on current information and are subject to a number of risks and uncertainties that could cause our actual results to differ significantly from those expected at this time. These risks and uncertainties relate to such matters as, but are not limited to: increased competition from other financial institutions; changes in local national economic conditions and changes in Federal Reserve Board monetary policies, which could cause interest rates to increase, and loan demand and mortgage originations to decline and thereby reduce the Bank’s net margins and operating results; increased government regulation which could increase the costs of operations; the Company’s ability to successfully enter new markets or introduce new financial products or services; the costs and the possible adverse impact on operating results of planned growth and expansion; increased charges for possible credit card refund claims resulting from the bankruptcy of a former merchant processing customer of the Bank; the ability to cost-effectively expand the scale of the Bank’s technology through internal growth and alliances; and continuing performance of the Bank’s loan portfolio.

These, as well as other factors and uncertainties, are discussed in greater detail in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for its fiscal year ended Dec. 31, 2002. Readers are urged to read those reports and are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this news release. The Company also disclaims any obligation to update forward-looking statements whether as a result of new information, future events or otherwise.

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PMBC

April 30, 2003

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share)

(Unaudited)

	Three Months Ended March 31,		Percentage Increase
	2003	2002
Total interest income	$6,242	$3,354	86%
Total interest expense	2,739	978	180%

Net interest income	3,503	2,376	47%
Provision for loan losses	375	50	650%

Net interest income after provision for loan losses	3,128	2,326	34%
Non-interest income
Service charges and fees	135	52	160%
Net gains on sales of securities	427	—	N/M
Mortgage banking income	1,579	844	87%
Other	222	139	60%

Total non-interest income	2,363	1,035	128%
Non-interest expense
Salaries and employee benefits	2,457	1,626	51%
Occupancy & equipment	750	444	69%
Other non-interest expense	1,130	1,099	3%

Total non-interest expense	4,337	3,169	37%

Income before income taxes	1,154	192	501%
Income tax expense (benefit)	439	72	510%

Net income	$715	$120	496%

Net income per share:
Basic	$0.11	$0.02

Fully diluted	$0.11	$0.02

Weighted average shares outstanding
Basic	6,399,888	6,350,732
Fully diluted	6,562,537	6,617,173
Ratios
ROA annualized	0.50%	0.17%
ROE annualized	7.44%	1.30%
Efficiency	73.93%	92.91%
Net interest margin annualized	2.56%	3.65%

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PMBC

April 30, 2003

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except per share)

(Unaudited)

	March 31,		Percentage Increase (Decrease)
	2003	2002
ASSETS
Cash and due from banks	$23,373	$18,845	24%
Federal funds sold	75,000	79,810	(6)%
Investments (includes stock)	232,606	16,889	N/M
Net loans	279,777	183,078	53%
Other assets	9,163	4,970	84%

Total Assets	$619,919	$303,592	104%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$120,768	$93,198	30%
Interest bearing deposits	349,811	157,169	123%

Total deposits	470,579	250,367	88%
Other borrowings	90,150	13,913	548%
Other liabilities	2,613	2,509	5%

Total liabilities	563,342	266,789	111%
Trust preferred securities	17,000	—	N/M
Shareholders’ equity	39,577	36,803	8%

Total Liabilities and Shareholders’ Equity	$619,919	$303,592	104%

Tangible book value per share	$6.10	$5.78

Shares outstanding	6,399,888	6,355,898
Average Balances
Average gross loans (1)	$225,506	$145,090
Average loans held for sale	$57,178	$40,511
Average earning assets	$554,788	$263,721
Average assets	$584,438	$274,708
Average equity	$38,995	$36,951
Average interest bearing deposits	$320,633	$134,786

(1) Excludes loans held for sale and allowance for loan loss (ALL).

End of Period Balances (Dollars in thousands)
Gross loans excluding loans held for sale and ALL	$236,530	$146,213
Loans held for sale	$46,054	$38,606
Allowance for loan losses	$2,807	$1,741
CDs	$233,155	$77,797
Interest checking	$10,791	$7,618
Non-interest bearing DDA	$120,768	$93,198
Savings/MMDA	$105,865	$71,754
Total EOP Deposits	$470,579	$250,367
EOP equity	$39,577	$36,803
EOP shares outstanding	6,399,888	6,355,898
Credit Quality Data (Dollars in thousands)
Non-accrual loans	$3	$—
Total non-performing assets	$3	$—
90-day past due loans	$3	$—
Net charge-offs year-to-date	$3	$5
Allowance for loan losses	$2,807	$1,741
Allowance for loan losses /gross loans (2)	1.19%	1.19%
Allowance for loan losses /total assets	0.45%	0.57%

(2)	Excludes loans held for sale

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